                                  Exhibit 21
                          SUBSIDIARIES OF THE COMPANY
                             Pitt-Des Moines, Inc.
                               December 31, 1995


                                          Percentage of   Jurisdiction of
Name of Subsidiary                          Ownership     Incorporation

Canadian Des Moines Industries Ltd.            100         Canada
Construcciones Pitt-Des Moines Venezuela,
  C.A.                                         100         Venezuela
Hammond Latino Americana, S.A.                 100         Panama
HyCon, Inc.                                     81         Alabama
Hydrostorage, Inc.                             100         Tennessee
Oregon Culvert Co., Inc.                        81         Oregon
  d/b/a Washington Culvert Co.
PDM Argentina, SA                              100         Argentina
PDM Australia Pty. Ltd.                        100         Australia
PDM Bonaire, N.V.                              100         Bonaire
PDM Bridge Corporation                         100         Delaware
PDM Chile Limitada                             100         Chile
PDM El Salvador, S.A. de C.V.                  100         El Salvador
PDM International Ltd.                         100         Delaware
PDM Latin America Ltd.                         100         Georgia
PDM Ohio, Inc.                                 100         Ohio
PDM Services A.G.                              100         Liechtenstein
PDM Strocal, Inc.                              100         Pennsylvania
PDM Virgin Islands, Ltd.                       100         Virgin Islands
Pittsburgh-Des Moines Sdn. Bhd.
  (PDM Malaysia)                               100         Malaysia
P.T. Perkasa Daya Megah
  (PDM Indonesia) (1)                          100         Indonesia



  NOTES OF EXPLANATION

  (1) Managed by PDM Services A.G.